EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 001-34292

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Added To Russell 3000 Index

Shippensburg, PA (June 29, 2009) – Orrstown Financial Services, Inc. (Nasdaq: ORRF) announced today that the Company joined the broad-market Russell 3000® Index on June 26, 2009 when Russell Investments reconstituted its U.S. and global indexes.

“We are pleased to be added to the Russell 3000, the benchmark index of the 3,000 largest U.S. companies,” commented Thomas R. Quinn, Jr., President and CEO of Orrstown Financial Services, Inc. “Orrstown has a great story to tell and the increased exposure to investors should validate our historically strong metrics.”

The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization. The Russell 2000 Index is a sub-set of the Russell 3000 and measures the performance of companies ranked 1,001-3,000 (small-cap) companies. Orrstown Financial Services, Inc. will thus become part of both the Russell 2000 and Russell 3000 indexes.

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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